Exhibit 99.2

    JCPenney Announces Filing in Brazil to Offer Shares of Lojas Renner S.A.


PLANO, Texas, May 9, 2005 - J. C. Penney Company, Inc. (NYSE:JCP) today announced that, through an indirect wholly owned subsidiary, it has filed with the Brazilian Securities Commission preliminary offering materials that could result in the sale of all or a portion of its controlling interest in the Brazilian department store Lojas Renner S.A., as part of a primary and secondary offering of common shares of Lojas Renner S.A. The offering will be registered in Brazil.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the common shares referred to above in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The common shares will not be registered under the United States Securities Act of 1933 and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from or in a transaction not subject to the registration requirements of the Securities Act and any applicable state securities laws.


For further information, contact:

Investor Relations
------------------
Bob Johnson; (972) 431-2217; rvjohnso@jcpenney.com
Ed Merritt; (972) 431-8167; emerritt@jcpenney.com

Public Relations
-----------------
Quinton Crenshaw; (972) 431-5581; qcrensha@jcpenney.com
Tim Lyons; (972) 431-4834; tmlyons@jcpenney.com

About JCPenney

J. C. Penney Corporation, Inc., the wholly owned operating subsidiary of J. C. Penney Company, Inc., is one of America's largest department store, catalog, and e-commerce retailers, employing approximately 150,000 associates. As of April 30, 2005, J. C. Penney Corporation, Inc. operated 1,017 JCPenney department stores throughout the United States and Puerto Rico, and 62 Renner department stores in Brazil. JCPenney catalog, including e-commerce, is the nation's largest catalog merchant of general merchandise, and jcpenney.com is one of the largest apparel and home furnishings sites on the Internet. J. C. Penney Corporation, Inc. is a contributor to JCPenney Afterschool Fund, a charitable organization committed to providing children with high quality afterschool programs to help them reach their full potential.

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